EXHIBIT 5.1
WALLER LANSDEN DORTCH & DAVIS, LLP
Nashville City Center
511 Union Street, Suite 2700
Nashville, Tennessee 37219
(615) 244-6380
September 26, 2007
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
     Re: Healthcare Realty Trust Incorporated
Ladies and Gentlemen:
     In our capacity as special securities counsel to Healthcare Realty Trust Incorporated, a Maryland corporation (the “Company”), we have examined the Registration Statement on Form S-3 (Registration No. 333-120595) filed by the Company under the Securities Act of 1933, as amended, the related Prospectus dated December 9, 2004 (the “Prospectus”), as supplemented by the Prospectus Supplement dated September 25, 2007 (the “Prospectus Supplement”) filed by the Company, relating to the offering of 2,760,000 shares of the common stock, par value $.01 per share, of the Company (the “Common Stock”). In this regard, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.
     Based upon the foregoing, we are of the opinion that the 2,760,000 shares of Common Stock referred to in the Prospectus Supplement, to the extent actually issued and sold in the manner and on the terms described in the Prospectus Supplement, will be duly and validly issued, fully paid and nonassessable shares of the Common Stock of the Company.
     We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K and further consent to the reference to us under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement.

Sincerely,
/s/ Waller Lansden Dortch & Davis, LLP